UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13D/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 AMENDMENT NO. 5

                          INSIGHT HEALTH SERVICES CORP.
                          -----------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   45766Q 10 1
                                 --------------
                                 (CUSIP number)

            W. Robert Dahl                           Mark S. Wojciechowski
            The Carlyle Group                         Mayer, Brown & Platt
     1001 Pennsylvania Avenue, N.W.                      1675 Broadway
         Washington, D.C. 20004                        New York, NY 10019
             (202) 347-2626                              (212) 506-2500
     ----------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                October 17, 2001
             ------------------------------------------------------
             (Date of event which requires filing of this statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

      NOTE. Six copies of this statement, including all exhibits, should be filed with the Commission. SEE Rule 13d-1(a) for other parties to whom copies are to be sent.

-------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle Partners II, L.P.
         IRS Identification No.: 51-0357731
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /x/
                                                                        (b) / /
-------------------------------------------------------------------------------
  3      SEC USE ONLY
-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) OR 2(e)                                              / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                7      SOLE VOTING POWER
                       0
              -----------------------------------------------------------------
  NUMBER OF     8      SHARED VOTING POWER
    SHARES             0 BENEFICIALLY
 -------------------------------------------------------------------------------
   OWNED BY     9      SOLE DISPOSITIVE POWER
     EACH              0
  REPORTING   -----------------------------------------------------------------
    PERSON      10     SHARED DISPOSITIVE POWER
     WITH              0
-------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                         / /
-------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON*
         PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle Partners III, L.P.
         IRS Identification No.:  51-0369721
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) /X/
                                                                       (b) / /
-------------------------------------------------------------------------------
  3      SEC USE ONLY
-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                     7     SOLE VOTING POWER
                           0
      NUMBER OF    ------------------------------------------------------------
        SHARES       8     SHARED VOTING POWER
     BENEFICIALLY          0
       OWNED BY    ------------------------------------------------------------
         EACH        9     SOLE DISPOSITIVE POWER
      REPORTING            0
        PERSON     ------------------------------------------------------------
         WITH       10     SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON*
         PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
  1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle International Partners II, L.P.
         IRS Identification No.:  98-0153707
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) /X/
                                                                        (b) / /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT / / TO ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
   NUMBER OF               0
     SHARES        ------------------------------------------------------------
  BENEFICIALLY      8      SHARED VOTING POWER
    OWNED BY               0
      EACH         ------------------------------------------------------------
   REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON                0
      WITH         ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
 11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
 12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES *                                                         / /
-------------------------------------------------------------------------------
 13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
 14      TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle International Partners III, L.P.
         IRS Identification No.:  98-0153592
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         C/S International Partners
         IRS Identification No.:  98-0160490
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle Investment Group, L.P.
         IRS Identification No.:  51-0357730
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle-InSight Partners, L.P.
         IRS Identification No.:  52-208122
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle-InSight International Partners, L.P.
         IRS Identification No.:  98-0181880
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         PN
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Carlyle Investment Management, L.L.C.
         IRS Identification No.:  52-1988385
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         OO
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         OO
         * Carlyle Investment Management, L.L.C. is a limited liability company organized under the laws of the State of Delaware.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         TC Group, L.L.C.
         IRS Identification No.:  54-1686957
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         OO
         * TC Group, L.L.C. is a limited liability company organized under the laws of the State of Delaware.
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         TC Group Management, L.L.C.
         IRS Identification No.:  52-1892219
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)/x/
                                                                        (b)/ /
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         AF
-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                    / /
-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-------------------------------------------------------------------------------
                    7      SOLE VOTING POWER
     NUMBER OF             0
      SHARES       ------------------------------------------------------------
   BENEFICIALLY     8      SHARED VOTING POWER
     OWNED BY              0
       EACH        ------------------------------------------------------------
    REPORTING       9      SOLE DISPOSITIVE POWER
      PERSON               0
       WITH        ------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER
                           0
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES*                                                           / /
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON *
         OO
         * TC Group Management, L.L.C. is a limited liability company organized under the laws of the State of Delaware.
-------------------------------------------------------------------------------

                         AMENDMENT NO. 5 TO SCHEDULE 13D

     This Amendment No. 5 is filed by the Reporting Persons (as defined in Amendment No. 1 to Schedule 13D) to amend and supplement the Schedule 13D filed on October 14, 1997, as previously amended on May 18, 1999, June 2, 1999, June 29, 2001, ("Amendment No. 3") and September 24, 2001, ("Amendment No. 4") is being filed pursuant to Rule 13d-2(a) under the Securities Exchange Act of 1934, as amended, with respect to the common stock, $0.001 par value, of InSight Health Services Corp. ("InSight"). This filing is for the purpose of reporting a change in ownership of the Warrants and Series D Preferred Stock previously described in Amendment No.4.

     Unless  specifically  amended  hereby,  the  disclosures  set  forth in the
Schedule 13D, as amended through Amendment No. 4, shall remain unchanged.

     Item 4 of Schedule 13D is hereby supplemented with the following:

         Effective as of October 17, 2001, the Purchasers and CIM (for the Fund) converted all of the shares of InSight Convertible Preferred Stock, Series D, par value $0.001 per share (the "Series D Preferred Stock") owned by them, into shares of InSight's common stock, par value $0.001 per share (the "Common Stock"), pursuant to a conversion notice delivered to InSight in accordance with the Certificate of Designation, Preferences and Rights of Convertible Preferred Stock, Series D, of InSight, on October 12, 2001.

         In accordance with the Merger Agreement among InSight, InSight Health Services Holdings Corp. and JWC Merger Corp., dated as of June 29, 2001 (the "Merger Agreement"), as described in Amendment No. 3, on October 17, 2001, all of the shares of Common Stock and all of the warrants to purchase shares of shares of Common Stock (the "Warrants") owned by the Purchasers and CIM (for the Fund) were converted into the right to receive $18.00 per share (less., in the case of the Warrants, the exercise price thereof) and the Purchasers and CIM (for the Fund) were paid consideration for such Common Stock and Warrants in the aggregate amount of $56,166,659.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

     Item 5 is hereby supplemented and amended as follows:

     (a). The Reporting Persons do not beneficially own any shares of Common Stock.

     (b).  Sole Power to Vote, Direct the Vote of or Dispose of
           Shares:  0 shares.

     (c).  Recent Transactions:

         On October 17, 2001, the Reporting Persons sold all of the shares of Common Stock and Warrants owned by them for aggregate consideration equal to $56,166,659 pursuant to the Merger Agreement.

     (d).  Rights with Respect to Dividends or Sale Proceeds: N/A.

     (e). Date of Cessation of Five Percent Beneficial Ownership: October 17, 2001.

                                      SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each, the undersigned hereby certify that the information set forth in this statement is true, complete, and correct.

Dated:    October 17, 2001.



                               CARLYLE PARTNERS II, L.P.,
                               a Delaware limited partnership

                               By:  TC Group, L.L.C., as the General Partner
                                    By:  TCG Holdings, L.L.C. as the Managing
                                         Member

                                    By:  /s/ W. Robert Dahl
                                        ----------------------
                                    Name:   W. Robert Dahl
                                    Title:  Managing Director


                               CARLYLE PARTNERS III, L.P.,
                               a Delaware limited partnership
                               By:  TC Group, L.L.C., as the General Partner
                                    By:  TCG Holdings, L.L.C. as the Managing
                                         Member

                                    By:   /s/ W. Robert Dahl
                                        ----------------------
                                    Name:   W. Robert Dahl
                                    Title:  Managing Director


                               CARLYLE INTERNATIONAL PARTNERS II, L.P.,
                               a Cayman Islands exempted limited partnership
                               By:  TC Group, L.L.C., as the General Partner
                                    By:  TCG Holdings, L.L.C. as the Managing
                                         Member

                                    By:  /s/ W. Robert Dahl
                                       ----------------------
                                    Name:  W. Robert Dahl
                                    Title: Managing Director


                                CARLYLE INTERNATIONAL PARTNERS III, L.P.,
                                a Cayman Islands exempted limited partnership
                                By:  TC Group, L.L.C., as the General Partner
                                     By:  TCG Holdings, L.L.C. as the Managing
                                          Member

                                     By:   /s/ W. Robert Dahl
                                         -----------------------
                                     Name:  W. Robert Dahl
                                     Title: Managing Director


                                C/S INTERNATIONAL PARTNERS,
                                a Cayman Islands general partnership
                                By:  TC Group, L.L.C., as the General Partner
                                     By:  TCG Holdings, L.L.C. as the Managing
                                          Member

                                     By:    /s/ W. Robert Dahl
                                          -----------------------
                                     Name:   W. Robert Dahl
                                     Title:  Managing Director

                                CARLYLE INVESTMENT GROUP, L.P.,
                                a Delaware limited partnership
                                By:  TC Group, L.L.C., as the General Partner
                                     By:  TCG Holdings, L.L.C. as the Managing
                                          Member

                                     By:   /s/  W. Robert Dahl
                                          -----------------------
                                     Name:   W. Robert Dahl
                                     Title:  Managing Director


                                CARLYLE-INSIGHT INTERNATIONAL
                                PARTNERS, L.P.,
                                a Cayman Islands exempted limited partnership
                                By:  TC Group, L.L.C., as the General Partner

                                     By:  TCG Holdings, L.L.C. as the Managing
                                          Member

                                     By:    /s/ W. Robert Dahl
                                          -----------------------
                                     Name:  W. Robert Dahl
                                     Title: Managing Director


                                CARLYLE-INSIGHT PARTNERS, L.P.,
                                a Delaware limited partnership
                                By:  TC Group, L.L.C., as the General Partner
                                     By:  TCG Holdings, L.L.C. as the Managing
                                          Member

                                     By:    /s/ W. Robert Dahl
                                         -----------------------
                                     Name:   W. Robert Dahl
                                     Title:  Managing Director


                                TC GROUP, L.L.C.,
                                a Delaware limited liability company
                                By:  TCG Holdings, L.L.C., as the Managing
                                     Member

                                     By:    /s/ W. Robert Dahl
                                         -----------------------
                                     Name:   W. Robert Dahl
                                     Title:  Managing Director



                                CARLYLE INVESTMENT MANAGEMENT, L.L.C.,
                                a Delaware limited liability company

                                     By:    /s/ W. Robert Dahl
                                        ------------------------
                                     Name:   W. Robert Dahl
                                     Title:  Managing Director